Exhibit 99.1

Contact:  James H. Foglesong
Chief Financial Officer
Phone:  (219) 873-2608
Fax:  (219) 874-9280
Date:  October 6, 2008

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Increase in Third Quarter Provision for Loan Losses

Horizon Bancorp (NASDAQ: HBNC) (“Horizon”) announced today that it has taken a provision for loan losses of $3.137 million for the third quarter of 2008.  This compares to a provision of $1.490 million for the second quarter of 2008. This increase is primarily due to the deterioration of three commercial loans in Horizon’s loan portfolio. Horizon’s commercial loan portfolio totaled approximately $305 million as of September 30, 2008.

Horizon assesses the adequacy of its Allowance for Loan and Lease Losses (“ALLL”) by reviewing the performance of all of its loan portfolios.  As a result of the current assessment, we determined that there has been recent deterioration in the commercial and indirect loan portfolios.

During the third quarter, Horizon took action with respect to three loans in its commercial loan portfolio which increased the ALLL. First, Horizon wrote down the loan balance on an already non-performing loan secured by real estate and rolling stock. Horizon wrote down the loan balance on this loan to reflect the estimated net realizable value of the loan. Second, Horizon completely charged-off the remaining balance on a loan secured by a second mortgage on a personal residence. Horizon is taking aggressive collection action on both of these loans. However, based on the financial condition of the borrowers and the current, adverse real estate market, Horizon felt it was prudent to take these write-downs and charge-offs. The aggregate adjustment to the ALLL for these two commercial loans was approximately $1.143 million. Third, Horizon also placed a $479 thousand reserve on another commercial loan secured by undeveloped real estate that is zoned for residential housing.  A recent appraisal of the real estate reflected a significant decline in value from the time the loan was originated.  Management is currently negotiating with the borrower to develop a workout plan.

Horizon’s indirect auto loan portfolio totaled approximately $160 million as of September 30, 2008.  In recent months, Horizon has experienced an increasing trend in repossessions and voluntary surrenders of vehicles.  As a result, Horizon has increased the qualitative portion of the ALLL to reflect these recent trends.

Pg. 2 Cont. Horizon’s Provision for Loan Losses

For the third quarter, Horizon’s non-performing loans will increase to approximately $6.634 million as compared with the second quarter level of $6.594 million.  Total non-performing loans to total loans as of September 30, 2008 and June 30, 2008 are approximately 0.77% and 0.67%, respectively.  This compares favorably to national1 and State of Indiana2 bank averages for the same ratio as of June 30, 2008 of 1.73% and 1.62%, respectively.

Due to the reported increase in provision expense, Horizon estimates third quarter earnings to be approximately $1.3 million or $0.41 per fully diluted share. In addition, Horizon anticipates that its year-to-date earnings ending September 30, 2008, will exceed earnings for the same period of 2007.

Horizon remains well capitalized as defined by regulatory guidelines and anticipates continuation of dividend payments.

President and Chief Executive Officer, Craig M. Dwight commented, “Considering the current national economic news and the general decline in the performance of the financial sector we are extremely proud of Horizon’s continued success.”

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873 - 2608
Fax: (219) 874-9280

1	National peer group: Consists of all insured commercial banks having assets between $1 Billion and $3 Billion as reported by the Uniform Bank Performance Report as of June 30, 2008
2	Indiana peer group: Consists of 22 publicly traded banks all head quartered in the State of Indiana as reported by the Uniform Bank Performance Reports as of June 30, 2008.